Exhibit 10.6

May __, 2009

Mr. Mitchell John
Lamar Valley, LLC
3440 S. 60th Street West
Billings, Montana 59106

Re: Production & Revenue Share Letter Agreement

Gentlemen:

Upon your approval and execution below, this Production & Revenue Share Letter Agreement (the “Agreement”) is entered into as of May 18, 2009 (the “Effective Date”) by and among Modavox, Inc., a Delaware corporation with a principal place of business at 1900 W. University Drive, Suite 231, Tempe, Arizona 85281 (“Producer"), Lamar Valley, LLC, a Texas limited liability company doing business as High Line Media Communications Company with a principal place of business at 2100 Post Oak Crossing, Sherman Texas 75092 (“High Line”) and Mitchell John, an individual residing at 3440 S. 60th Street West, Billings, Montana 59106.   High Line and Mitchell John are referred to collectively herein as MJ.  Producer and MJ are referred to collectively herein as the “Parties.”

The purpose of the Agreement is to describe the terms and conditions under which Producer and MJ will produce and promote a series of talk radio shows featuring Mitchell John to be aired on and over the Modavox-owned/managed VoiceAmerica Network, World Talk Radio, and/or associated portals (the "Network") for the Production Period commencing on the Effective Date and ending one (1) year after the Effective Date, as described below.

The Parties hereby agree as follows:

I.          Production of Shows, MJ Bus Tour & “Top 50 Countdown”

(a)           Producer will develop and produce a series of talk radio shows and related on-demand programming featuring Mitchell John, to broadcast over the Network on a daily basis (Monday through Friday) (the “Shows”), as follows:

(i)           Each Show will be forty-four (44) minutes in length.

(ii)           Each Show will be hosted by one or more individuals designated by MJ who, among other things, will, address current events, music countdowns, events, tour, etc.

(iii)           Each Show will be consistent with the content, reputation and brand identity of MJ and the Network’s programming and production guidelines. The Network will afford MJ the opportunity to provide input during the production of each Show and will have editorial approval with respect to each Show.

(iv)           The Parties will reach mutual agreement as to the production schedule for the first fifty two (52) weeks after the Effective Date (the “First Season”).

(b)           Commencing on or about May 1, 2009, MJ will conduct a promotional “bus tour” to promote the Shows, including the Show “MJ in the Morning,” and the Network.   The bus used for the promotional “bus tour” will display the Voice America logo and other Producer logos, to be determined.  Producer will also solicit eight (8) promotional sponsors whose name and/or logo will be displayed on the tour bus.  Acceptance of each promotional sponsor to be displayed on the tour bus shall be in the sole discretion of MJ.

(c)           MJ will host a weekly two-hour “Top Fifty Countdown” show on the Network related to top country and gospel music recordings (the “Top 50 Countdown”).  The Top Fifty Countdown will be played each Saturday morning on Voice America and World Talk Radio.

II.        Rights Granted

In exchange for the consideration provided hereunder, MJ will grant to Producer the following exclusive perpetual rights and licenses:

(a)           To exhibit, distribute, transmit, display, exploit, rebroadcast and perform (collectively, to "Exhibit") the First Season of the Shows and the Top Fifty Countdown by any and all means of radio transmission and delivery, including but not limited to the Internet, whether now known or hereafter developed on a worldwide basis (“Distribution"), and on and over the Network;

(b)           To use the Shows  and Top Fifty Countdown for: (i) audience and marketing testing; (ii) sponsor/advertiser screening and; (iii) reference and file purposes;

(c)           To promote each of the Shows and the Top Fifty Countdown in any manner or media, including without limitation, the right to use and license others to use Mitchell John’s name for the sole purpose of promoting the Show and the Top Fifty Countdown, the title of, trailers created for and excerpts from each Show and the Top Fifty Countdown and the name, voice and likeness of and any biographical material concerning all persons appearing in or connected with each such Show or the Top Fifty Countdown for the purpose of obtaining sponsors and advertising, promoting and/or publicizing each such Show and the Top Fifty Countdown; provided, however, that MJ will make reasonable efforts to promote the Shows and the Top Fifty Countdown in at least as favorable a manner, media, and number of exposures; and

(d)           To include Producer’s name, trademark and logo in each of the Shows and the Top Fifty Countdown and to identify Producer as the exhibitor of the Shows and the Top Fifty Countdown.

III.	Compensation

As consideration for the Parties respective obligations hereunder, the Parties agree to the following compensation and revenue sharing arrangement:

(a)           Producer will pay to MJ ten percent (10%) of the gross ad buys or advertising contract amount associated with the Shows and the Top Fifty Countdown. Sponsor will remit MJ’s share of such gross ad buys within fifteen (15) days following the completion of each calendar month.  In addition, Producer will issue to MJ ten thousand (10,000) registered shares of Producer common stock for each group of twenty-five 25 syndicated stations that contract with Producer to broadcast the Top Fifty Countdown.  Such registered shares will be issued to MJ as soon as practicable following Producer’s registration of such shares as required by SEC rules and regulations.

(b)           Advertising revenue associated with visual advertising placed on the tour bus described in Section I(b) above will first be paid to reimburse or cover all expenses related to wrapping the tour bus in promotional sponsors, including the initial wrapping of the bus on May 1, 2009.  All revenue thereafter will be split 50/50 by and between MJ and Producer for the one-year Term of this Agreement.

(c)           MJ will receive, or be eligible to receive, additional compensation in the form of Producer common stock or warrants to purchase common stock, as follows:

(i)           Producer will issue to MJ twenty-five thousand (25,000) registered shares of Producer common stock as soon as practicable following Producer’s registration of such shares as required by SEC rules and regulations

(ii)           Upon the one year anniversary of the Effective Date, MJ will be granted warrants to purchase one hundred thousand (100,000) un-registered shares of Producer common stock at a price of $2.40 per share, which warrants will expire if not exercised within two (2) years from the date of grant. Shares issued to MJ per such exercise may not be sold by MJ, with respect to the first fifty thousand (50,000) shares, until after six (6) months from the date of issuance and, with respect to the second fifty thousand (50,000) shares, until after twelve (12) months from the date of issuance.

(iii)             In addition to the Compensation described above, beginning with the calendar quarter commencing June 1, 2009, MJ shall receive quarterly payments, payable in common stock of Producer, in the amount of five thousand and four hundred (5,400) shares per calendar quarter as compensation for promotion of the Network through performance of the activities described in Section IV(b) of this Agreement.  Any such payment: (a) will be issued to MJ within thirty (30) days following the last day of the calendar quarter for which the bonus is payable and; (b) will be in the form  of unregistered securities bearing a restricted legend and subject to applicable SEC restrictions on re-sale.

IV.       Advertising

(a)           Producer will have the right to sell eight (8) minutes of commercial announcement time per each hour Show and the Top Fifty Countdown and to disburse all revenue derived therefrom as provided in Section III(a). MJ will assist Producer in selling such advertising by providing information and materials which he provides to other marketers of advertising.

(b)            MJ will use his best efforts to promote the Network through the following activities:

(i)           Appearance by Mitchell John on radio music shows, daily talk radio shows and live national television shows (music and talk);

(ii)           Performance by Mitchell John at live concerts in southern and northwestern United States, including eight (8) or more church performances featuring audiences of five hundred (500) or more and five (5) medium concert performances featuring audiences of two thousand (2,000) or more;

(iii)           Wal-Mart in-store appearances (20 or more throughout United States);

(iv)           Creation and national broadcasts of Vanishing Days of the Cowboy Video Series I & II on RFD Television or another nationally rated broadcast station;

(v)           Appearance by Mitchell John in additional major regional radio markets related to Mitchell John’s Great American Life Stories (planned for Q4 2009 and 2010).

(vi)           Promotion of Bus Tour in multiple United States markets during travel and performances associated with filming Vanishing Days of the Cowboy series.

(vii)           MJ will credit Producer with one (1) minute per hour on his National Television Show, plus two (2) 30-second spots on his Top 50 Countdown.

V.	Confidentiality

(a)           To further the business relationship between MJ and Producer, MJ and Producer will each be revealing to the other certain proprietary information and Intellectual Property Rights (as hereinafter defined), from which each party might derive economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This proprietary information is hereinafter referred to collectively as the “Protected Information.” “Protected Information” will not include information that (i) is publicly available prior to the date of this Agreement; (ii) becomes publicly available after the date of this Agreement through no wrongful act of the receiving party; (iii) is furnished to others by the disclosing party without similar restrictions on their right to use or disclose; (iv) is rightfully known by the receiving party without any proprietary restrictions at the time of receipt of such information from the disclosing party or becomes rightfully known to the receiving party without proprietary restrictions from a source other than the disclosing party; (v) is independently developed by the receiving party by persons who did not have access, directly or indirectly, to the proprietary information; or (vi) is obligated to be produced under order of a court of competent jurisdiction or a valid administrative or congressional subpoena, provided that the receiving party promptly notifies the disclosing party of such event so that the disclosing party may seek an appropriate protective order. For purposes hereof, “Intellectual Property Rights” means patents and applications therefor, trademarks and applications therefor, service marks and applications therefor, copyrights and applications therefor, and trade secrets.

(b)           As a condition to each of the undersigned parties sharing with the other, whether in writing or orally, any Protected Information, each party hereby acknowledges and agrees with the other as follows: (i) the Protected Information, whether now or hereafter furnished to the receiving party in whole or in part, is confidential; (ii) the receiving party’s business and prospects could be damaged if the receiving party’s Protected Information is disclosed to the receiving party without such party’s consent; and (iii) Producer and MJ will each keep confidential and refrain from disclosing or divulging to any person the other’s Protected Information without the other’s prior written consent (other than disclosures to the receiving party’s agents, representatives or employees who will be bound by the terms of this Agreement and advised that the other’s Protected Information must be treated as confidential). The receiving party will not use the other’s Protected Information (nor permit the use thereof) in a manner or for a purpose detrimental to the other’s business. Upon request at any time, the receiving party will return to the disclosing party all of the disclosing party’s Protected Information.

(c)           The mutual obligations of confidentiality of Producer and MJ with respect to Protected Information which constitutes trade secrets under the Uniform Trade Secrets Act (or other similar applicable law) will run for as long as such information remains a trade secret. The mutual obligations of confidentiality of Producer and MJ with respect to Protected Information that is not covered under the Uniform Trade Secrets Act (or other similar applicable law), will run for three (3) years from the date of disclosure pursuant to this Agreement.

(d)           Wrongful disclosure or use of Protected Information in contravention of the provisions of this Agreement will give rise to irreparable injuries not adequately compensable in damages. If preliminary injunctive relief to maintain the status quo is required, such relief may be sought by any of the undersigned parties from any court of competent jurisdiction, each Party agrees to be bound by any and all orders rendered by such court.

VI.	Independent Contractor Status

The employees, subcontractors, methods, facilities and equipment used by Producer and MJ, respectively, will be at all times under its exclusive direction and control.  MJ’s relationship to Producer under this Agreement is that of an independent contractor, and nothing in this Agreement will be construed to constitute MJ, its subcontractors or any of their employees as an employee, agent, associate, joint venturer, or partner of Producer, or vice versa. It is agreed that Producer’s employees who are assigned to MJ work under this Agreement will at all times be and remain employees of Producer.   Any materials or equipment provided by a Party under this Agreement will remain the property of such Party.

VII.      Limited Representations & Warranties

(a)           MJ hereby represents and warrants to Producer that: (a) it has the authority and capacity to execute and deliver this Agreement and perform its obligations hereunder on behalf of itself and on behalf of any subsidiary or affiliate of MJ; (b) this Agreement constitutes a legal, valid and binding obligation of MJ, enforceable against MJ in accordance with its terms; (c) it has all necessary rights or approvals for Producer to be able to obtain the rights conveyed under this Agreement; and (d) its business activities comply with all applicable federal, state and local laws and regulations.

(b)           Producer hereby represents and warrants to MJ that: (a) it has the authority and capacity to execute and deliver this Agreement and perform its obligations hereunder; (b) this Agreement constitutes a legal, valid and binding obligation of Producer, enforceable against Producer in accordance with its terms;  (c) it has all necessary rights or approvals, for which it is responsible, for Producer to perform the activities contemplated hereunder; and (d) in executing its duties under this Agreement it will comply with all applicable federal, state and local laws and regulations.

VIII.    Term & Termination

(a)           The term of this Agreement will commence as of the Effective Date and will continue for the initial term of one (1) year(the “Initial Term”), unless terminated in accordance with (b) or (c) below.  If the Parties desire to extend the Agreementfor another term, the Parties shall begin negotiations at least thirty (30) days prior to the expiration of the Initial Term and use their best efforts to timely execute a new agreement so as not to interrupt the consistent broadcast of the shows.

(b)           If either Party materially defaults in the performance of any of its material obligations set forth in this Agreement and does not substantially cure such default within thirty (30) days after being given written notice specifying the default, then the Party not in default may, by giving written notice thereof to the defaulting Party, terminate this Agreement as of a date specified in such notice of termination.  The foregoing terms are subject to Subsection VIII(e) below (“Cure Period”) and Section IX (“Dispute Resolution & Governing Law”) of the Agreement.

(c)           Either Party may terminate this Agreement immediately if the other Party breaches the terms of Section V of this Agreement.

(d)           Sections II, V through VII and IX will survive termination of this Agreement.

(e)           Any cure period provided for in the preceding Subsection VIII(b) will be extended for an additional thirty (30) days (or such longer period as the parties may agree in writing), if: (i) the breaching Party is making diligent efforts to cure the breach with due regard for the seriousness of the non-performance and its impact upon the other Party; (ii) a cure cannot reasonably be achieved within the applicable cure period; and (iii) within the initial thirty (30) day cure period, the breaching Party gives the other Party written notice of the actions it is taking to cure the breach and the number of days that it believes will be required to cure the breach.

IX        Dispute Resolution & Governing Law

(a)           Should a dispute arise between the parties under or relating to this Agreement, each party agrees that prior to initiating any formal proceeding against the other (except for the seeking of injunctive relief), the parties will comply with the following dispute resolution process:  Each party will initially designate a representative for purposes of seeking to amicably resolve the dispute.  The parties’ representatives will arrange to promptly meet and discuss in good faith the resolution of the dispute.  If the parties' representatives are unable to resolve the dispute within fifteen (15) business days, either may, upon written notice to the other party, require that the dispute be submitted to more senior representatives within each party ("Senior Representatives").  The Senior Representatives of each party will meet as soon as possible to negotiate in good faith to resolve the dispute.  If the Senior Representatives are unable to resolve the dispute within fifteen (15) business days after submission of the dispute to them, or such longer period for resolution as may be mutually agreed in writing by the Senior Representatives, then the parties may (but only if both parties consent) seek resolution of the dispute by non-binding arbitration administered by and under the then-current rules of American Arbitration Association ("AAA"), or in jurisdictions where the AAA is not present, an equivalent independent arbitration organization.  The location of the proceeding will be determined by the arbitrator after consultation with the parties.

(b)           This Agreement will be governed by and construed in accordance with the laws of the State of Arizona without giving effect to principles of conflicts of laws.  Each Party agrees that the service of process or of any other papers upon them by certified mail at their respective address set forth herein will be deemed good, proper and effective service and hereby expressly waives any defense based on lack of personal jurisdiction for any such purpose.

X.        Assignment; Subcontracts.

Neither Party may assign this Agreement or any right or obligation hereunder either in whole or in part without the written consent of the other Party, except, with respect to Producer, (a) to any entity directly or indirectly controlling, controlled by, or under common control with the assigning Party, or (b) to the successor (by sale, merger, reorganization or otherwise) to the business operations of the assigning Party.

XI.        Force Majeure

Producer and MJ will be excused from performance of  each Party’s respective obligations pursuant to this Agreement for any period and to the extent that  each Party is prevented from performing such obligations, in whole or in part, as a result of delays caused by  the other Party or a third party, or an act of God, severe weather, war, civil disturbance, court order or any other cause over which Augme does not have direct control, including internet or communication problems, third party hardware or software errors, computer viruses or similar harmful programs or data, or unauthorized access or theft; provided such Party has taken reasonable and prudent actions to minimize loss and prevent disruption on account of such events (a "Force Majeure Event").  Each Party will immediately notify the other Party of the occurrence of any Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event, including the actions taken to minimize loss, and provide a preliminary estimate of the time expected to cure interruption in Services caused by the Force Majeure Event.   Each Party will take reasonable actions to resume, or provide alternative performance of its obligations as soon as feasible.

XII.        General.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and this Agreement will supersede any other written document related to the subject matter covered by this Agreement, and there are no representations, understandings or agreements relative hereto which are not fully expressed herein.  No amendment, change, waiver, or discharge hereof will be valid unless in writing and signed by an authorized representative of the Party against which such amendment, change, waiver, or discharge is sought to be enforced.  All provisions of this Agreement relating to proprietary rights and confidentiality and such other terms which by their nature are intended to continue, will survive termination of this Agreement. The provisions of this Agreement are intended to benefit only the parties hereto, and their respective permitted agents, successors and assigns.  No rights will be granted to any other person by virtue of this Agreement, and there will be no third party beneficiaries hereof.  The invalidity or unenforceability of any provision of this Agreement will not affect the other provisions, and this Agreement is to be construed in all respects to the extent possible to fulfill the purposes of this Agreement with the omission of such invalid or unenforceable provision.

XIII.       Publicity

The Parties may issue a mutually agreeable joint press release on or after the Effective Date announcing their relationship.

* * *
Very truly yours,
Producer’s.

By: /s/ Jeff Spenard
Jeff Spenard
iRadio President

ACCEPTED AND AGREED:
Mitchell John

By: /s/ Mitchell John
Mitchell John

ACCEPTED AND AGREED:
Lamar Valley, LLC

By: /s/ Mitchell John
Mitchell John

Exhibit A

Performance-Based Compensation

The following performance-based compensation will be payable to MJ upon satisfaction of the performance milestones identified below:

I.           Annual Bonus Opportunity

(a)           Following the one year anniversary of the Effective Date, Producer will issue to MJ thirty four thousand (34,000) shares of Producer common stock if the Show “MJ in the Morning” attracts twenty five thousand (25,000) average monthly listeners and earns fifty thousand dollars ($50,000.00) in advertising revenue by the end of the first year after the Effective Date.  Such shares (i) will be unregistered securities bearing a restricted legend and subject to applicable SEC restrictions on re-sale; and (ii) will be issued as soon as practicable (which shall be no later than 14 days) following MJ’s satisfaction of the performance criteria.

(b)           If,  the performance goals specified in (a) above are partially but not completely satisfied, such bonus payment will be made on a pro-rata basis based on the extent to which each such annual goal is satisfied.